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                                                                  EXHIBIT 12.1

FAMILY GOLF CENTERS, INC.
COMPUTATION OF PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES

                                                 Nine Months Ended                 Twelve Months Ended
                                                   September 30,
                                                 1997        1996       1996       1995         1994        1993      1992

Income (loss) from continuing
operations before provision for income
taxes per statement of operations                14,368      7,434      8,400      1,924          552       (775)      (22)


Add:
Portion of rents representative of
the interest factor(1)                              914        596        866        509          457        223        95
Interest on indebtedness                            843        288        370        939          313        192       111
Amortization of deferred financing costs             55         59         49                     142
                                                 ------      -----      -----      -----        -----       ----      ----
Income as adjusted:                              16,180      8,377      9,685      3,372        1,464       (360)      184
                                                 ------      -----      -----      -----        -----       -----     ----

Fixed charges:
Portion of rents representative of
the interest factor(1)                              914        596        866        509          457        223        95
Interest on indebtedness                          1,462        638      1,148      1,326          463        247       111
Amortization of deferred financing costs             55         59         49                     142
                                                 ------      -----      -----      -----        -----      -----      ----
Fixed charges                                     2,431      1,293      2,063      1,835        1,062        470       206
                                                 ------      -----      -----      -----        -----      -----      ----
Ratio of earnings to fixed charges                  6.7        6.5        4.7        1.8          1.4        -(3)       -(3)
                                                 ------      -----      -----      -----        -----      -----      ----

(1) Represents portion of rent expense under operating leases deemed by the Company to be representative of the interest factor

(2) Inclusive of interest capitalized

(3) Earnings were not sufficient to cover fixed charges